April 16, 2002


Lowe's Companies, Inc.
1605 Curtis Bridge Road
Wilkesboro, North Carolina 28697

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Lowe's Companies, Inc and subsidiaries for the periods ended May 4, 2001 and April 28, 2000, August 3, 2001 and July, 28, 2000, and November 2, 2001 and October 27, 2000, as indicated in our reports dated May 25, 2001, August 15, 2001, and November 14, 2001, respectively; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our reports referred to above, which were included in your Quarterly Reports on Form 10-Q for the quarters ended May 4, 2001, August 3, 2001 and November 2, 2001, are being used in this Registration Statement.

We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.


/s/ Deloitte & Touche LLP

Charlotte, North Carolina